    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 2000
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1
                                       TO
                                  SCHEDULE TO
                TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR
            SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                             ---------------------

                           FBL FINANCIAL GROUP, INC.

                       (Name of Subject Company (issuer))

                      FBL FINANCIAL GROUP, INC. -- ISSUER

Names of Filing Persons (identifying status as offeror, issuer or other person)

                    CLASS A COMMON STOCK, WITHOUT PAR VALUE
                         (Title of Class of Securities)

                                   30239F106
                     (CUSIP Number of Class of Securities)

                               STEPHEN M. MORAIN
                           FBL FINANCIAL GROUP, INC.
                             5400 UNIVERSITY AVENUE
                           WEST DES MOINES, IA 50266
                                 (515) 225-5410

           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                           --------------------------

                                   COPIES TO:

                                DONALD J. BROWN
                   DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.
                         666 WALNUT STREET, SUITE 2500
                              DES MOINES, IA 50309
                                 (515) 288-2500

                               SEPTEMBER 26, 2000

     (Date Tender Offer First Published, Sent or Given to Security Holders)

                           --------------------------

                           CALCULATION OF FILING FEE

               TRANSACTION VALUATION*                                 AMOUNT OF FILING FEE

                    $22,029,240                                              $4,406

* Calculated solely for the purpose of determining the filing fee, based upon the purchase of 1,101,462 shares at the tender offer price of $20.00 per share.

/X/  Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         Amount Previously Paid:    $4,406                   Filing Party:  FBL Financial Group, Inc.
         Form or Registration No.:  Schedule To 5-50132      Date Filed:    September 26, 2000

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

/ /  third-party tender offer subject to Rule 14d-1.

/X/  issuer tender offer subject to Rule 13e-4.

/ /  going-private transaction subject to Rule 13e-3.

/ /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

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
ITEM 12.  EXHIBITS.

    (a)(1)(A) Amended form of Offer to Purchase, dated September 26, 2000

    (b) Not applicable.

    (c) Not applicable.

    (d) Not applicable.

    (e) Not applicable.

    (f) Not applicable.

    (g) Not applicable.

    (h) Not applicable.

                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule TO is true, complete and correct.

October 11, 2000                                       FBL FINANCIAL GROUP, INC.

                                                       By:             /s/ WILLIAM J. ODDY
                                                            -----------------------------------------
                                                                         William J. Oddy
                                                                     CHIEF EXECUTIVE OFFICER